Exhibit 10.19
VOLCANO CORPORATION
DIRECTOR COMPENSATION POLICY
ADOPTED: February 17, 2006
LAST AMENDED: June 6, 2007
A. Directors. All non-employee members of the board of directors (the “Board”) of Volcano Corporation (the “Company”) shall receive the following compensation pursuant to this Director Compensation Policy (this “Policy”):
1)	Annual cash compensation in an amount equal to $24,000, accruing monthly and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for Board service.

2)	Cash compensation of $500 for each day during which a Board member attends in person a meeting of the Board provided that the Company is then a public company, plus reasonable out-of-pocket travel expenses, to cover in person attendance at and participation in Board meetings.

3)	Subject to the terms and conditions of the Company’s 2005 Equity Compensation Plan, a stock option to purchase 20,000 shares of the Company’s Common Stock (the “Common Stock”) will be granted to each eligible director upon his or her initial election or appointment to the Board for the first time, which will vest as follows: 1/48th of the shares subject to the option per month commencing one month after the date of election or appointment (an “Initial Grant”). In addition, in the event such director is elected or appointed to the Board for the first time on a date other than the date of an annual meeting of stockholders, such director will be granted an additional option to purchase a pro rata portion of 8,000 shares of Common Stock (a “Prorated Annual Option”). Such pro rata portion shall be equal to the product obtained by multiplying 8,000 by a fraction, the numerator of which is the difference obtained by subtracting (i) the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date of such election or appointment from (ii) twelve (such difference, the “Vesting Period”), and the denominator of which is twelve, with the resulting product rounded down to the nearest whole share. The shares subject to a Prorated Annual Option shall vest on an equal monthly basis commencing one month after the date of election or appointment as to such number of shares as shall equal the product obtained by multiplying the number of shares subject to the Prorated Annual Option by a fraction, the numerator of which is one and the denominator of which equals the Vesting Period. For example, if the last annual meeting of stockholders was held on June 1, 2007 and a director is elected or appointed to the Board for the first time on August 15, 2007, such director would be granted a Prorated Annual Option to purchase 6,666 shares (10/12 x 8,000), which would vest as to 1/10th of the shares subject to the Prorated Annual Option per month commencing one month after the date of election or appointment. For the avoidance of doubt, in the event that the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date an eligible director is elected or appointed to the Board for the first time shall exceed eleven, no Prorated Annual Option shall be granted to such director. Vesting of any Initial Option or Prorated Annual Option will cease if the director resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting.

4)	Subject to the terms and conditions of the Company’s 2005 Equity Compensation Plan, at each annual meeting of stockholders, a stock option to purchase 8,000 shares of Common Stock will be granted to each director who is then serving as a director of the Company or who is appointed or elected to the Board on the date of such annual meeting of stockholders, which will vest as follows: 1/12th of the shares subject to the option per month commencing one month after the date of grant; provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting.
B. Audit Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Audit Committee will receive the following compensation:
1)	Cash compensation of in an annual amount equal to $3,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Audit Committee service.

2)	In lieu of the cash compensation set forth in Section B(1) immediately above, the Chairman of the Audit Committee shall receive an annual payment in an amount equal to $6,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Audit Committee service.
C. Compensation Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Compensation Committee will receive the following compensation:
1)	Cash compensation in an annual amount equal to $1,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Compensation Committee service.

2)	In lieu of the cash compensation set forth in Section C(1) immediately above, the Chairman of the Compensation Committee shall receive an annual payment in an amount equal to $3,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Compensation Committee service.
D. Corporate Governance Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Corporate Governance Committee will receive the following compensation:
All stock options awarded pursuant to this Policy (other than options granted pursuant to Section A(3)) shall be granted on the date of the annual meeting of the Board, and the exercise price for each share available under such option will be equal to the fair market value of the Common Stock, on the date of such grant. All stock options awarded pursuant to Section A(3) of this Policy shall be granted as of the date of the applicable election or appointment, and the exercise price for each share available under such option will be equal to the fair market value of the Common Stock, on the date of such grant.
E. Payment/Grant Procedure. All cash compensation payments made pursuant to this Policy shall be paid quarterly in arrears as soon as practicable, but not later than 10 business days, after the last day of such quarter.
F. Effective Date. This Policy shall be effective as of June 6, 2007, and without any further action needed on the part of the Board or Compensation Committee.
G. Change in Control Provisions. Notwithstanding the foregoing, all options granted under this Policy shall vest immediately if (i) there is a Change in Control (as defined in the Company’s 2005 Equity Compensation Plan); and (ii) the optionee will cease to serve as a director of the Company (or as a director of the successor corporation) as a result of such Change in Control.
H. Referenced Documents.
Section A(3)  2005 Equity Compensation Plan